EXHIBIT  3.2

                        OMEGA HEALTHCARE INVESTORS, INC.

                                     FORM OF
                             ARTICLES SUPPLEMENTARY
                                 SERIES A JUNIOR
                          PARTICIPATING PREFERRED STOCK


         Omega Healthcare Investors, Inc., a Maryland corporation (the "Company"), hereby certifies to the State Department of Assessments and Taxation of Maryland pursuant to Section 2-208(b) of the Maryland General Corporation Law (the "MGCL") that:

         FIRST: Under a power contained in Article IV, Section 2 of the Articles of Restatement of the Company, the Board of Directors, as required by Section 2-208(b) of the MGCL, at a meeting duly called and held on May 12, 1999, has designated 100,000 unissued shares of the Company's Preferred Stock, $1.00 par value per share, as Series A Junior Participating Preferred Stock, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, which upon any restatement of the Articles of Restatement shall be made part of Article IV of such Articles, with any necessary or appropriate changes to the enumeration and lettering hereof:

                  SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

         Section 1. Designation and Amount. There shall be a series of preferred stock of the Company, $1.00 par value per share, which shall be designated
"Series A Junior Participating Preferred Stock" (the "Series A Preferred Stock"), and the number of shares constituting that series of stock shall be 100,000. Such number of shares may be increased or decreased by resolution of the Board of Directors and by the filing of articles supplementary in accordance with the provisions of Title 2 of the MGCL stating that such increase or reduction has been so authorized; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares of Series A Preferred Stock then outstanding plus the number of shares of Series A Preferred Stock issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Company.

         Section 2.  Dividends and Distributions.



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         (A)  Subject  to the prior and  superior  rights of the  holders of any shares of any class or series of preferred stock of the Company ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of Series A Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash to holders of record on the last Business Day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date") (commencing on the first Quarterly Dividend Payment Date after the first issuance of a shares of Series A Preferred Stock or fraction thereof) in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock (hereinafter defined) or a subdivision of the outstanding shares of Common Stock (by a reclassification or otherwise), authorized on the common stock, par value $0.10 per share, of the Company (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any shares of Series A Preferred Stock or fraction thereof. In the event the Company shall at any time following May 12, 1999 (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii)
subdivide  the  outstanding   shares  of  Common  Stock  or  (iii)  combine  the
outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount to which holders of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying each such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         (B) The Company shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) above at the time it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that in the event no dividend or distribution shall have been declared on the Common Stock during the period between any
Quarterly Distribution Payment Date and the next subsequent Quarterly Distribution Payment Date, a distribution of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable on such Quarterly Distribution Payment Date.

         (C) No dividend or distribution (other than a dividend or distribution payable in shares of Common Stock) shall be paid or payable to the holders of Common Stock unless, prior thereto, all accrued but unpaid dividends to the date of that dividend or distribution shall have been paid to the holders of Series A Preferred Stock.



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         (D) Dividends  shall begin to accrue and be  cumulative on  outstanding
Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issuance of such Series A Preferred Stock, unless the date of issuance of such stock is prior to the record date for the first Quarterly
Dividend Payment Date, in which case dividends on such stock shall begin to accrue and be cumulative from the date of issuance of such stock, or unless the date of issuance is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Preferred Stock in an amount less than the total amount of such dividends at the time
accrued  and  payable  on  such  stock  shall  be   allocated   pro  rata  on  a
share-by-share basis among all such shares of stock at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

         Section 3. Voting Rights. The holders of Series A Preferred Stock shall have the following voting rights:

         (A) Subject to the provision for adjustment hereinafter set forth, each one one-thousandth of a share of Series A Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Company. In the event the Company shall at any time following May 12, 1999 (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock or
(iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         (B) Except as otherwise provided herein, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

         (C) (i) Whenever, at any time or times, dividends payable on any Series A Preferred Stock shall be in arrears in an amount equal to at least six full quarterly dividends (whether or not declared and whether or not consecutive), the holders of record of the outstanding shares of Series A Preferred Stock shall have the exclusive right, voting separately as a single class, to elect two Directors of the Company at a special meeting of stockholders of the Company or at the Company's next annual meeting of stockholders, and at each subsequent annual meeting of stockholders, as provided below. At elections for such Directors, the holders of Series A Preferred Stock shall be entitled to cast one vote for each one one-thousandth of a share of Series A Preferred Stock held, subject to adjustment.



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                  (ii) Upon the  vesting  of such  right of the  holders  of the
         Series A Preferred Stock, the number of members of the Board of Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of the outstanding Series A Preferred Stock as hereinafter set forth. A special meeting of the stockholders of the Company then entitled to vote shall be called by the Chairman, the President, any Senior Vice President or the Secretary of the Company, if requested in writing by the holders of record of not less than 10% of the Series A Preferred Stock then outstanding. At such special meeting, or, if no such special meeting shall have been called, then at the next annual meeting of stockholders of the Company, the holders of the Series A Preferred Stock shall elect, voting as above provided, two Directors of the Company to fill the aforesaid vacancies created by the automatic increase in the number of members of the Board of Directors. At any and all such meetings for such election, the holders of a majority of the outstanding Series A Preferred Stock shall be necessary to constitute a quorum for such election, whether present in person or by proxy, and such two Directors shall be elected by the vote of at least a plurality of shares held by such stockholders present or represented at the meeting. Any Director elected by holders of Series A Preferred Stock pursuant to this Section may be removed at any annual or special meeting, by vote of the holders of a majority of the shares of Series A Preferred Stock then outstanding, voting as a single class, with or without cause. In case any vacancy shall occur among the Directors elected by the holders of the Series A Preferred Stock pursuant to this Section, such vacancy may be filled by the remaining Director so elected, or his successor then in office, and the Director so elected to fill such vacancy shall serve until the next meeting of stockholders for the election of Directors. After the holders of the Series A Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be further increased or decreased except by vote of the holders of Series A Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Preferred Stock.

                  (iii) The right of the holders of the Series A Preferred Stock, voting separately as a class, to elect two members of the Board of Directors of the Company as aforesaid shall continue until, and only until, such time as all arrears in dividends (whether or not declared) on the Series A Preferred Stock shall have been paid or declared and set apart for payment, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above-mentioned. Upon any termination of the right of the holders of the Series A Preferred Stock as a class to vote for Directors as herein provided, the term of office of all Directors then in office elected by the holders of Series A Preferred Stock pursuant to this Section shall terminate immediately. Whenever the term of office of the Directors elected by the holders of the Series A Preferred Stock pursuant to this Section shall terminate and the special voting powers vested in the holders of the Series A Preferred Stock pursuant to this Section shall have expired, the number of members of the Board of Directors of the Company shall be such number as may be provided for in the Bylaws of the Company irrespective of any increase made pursuant to the provisions of this Section.

         (D) Except as otherwise provided herein or required by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as provided herein) for taking any corporate action.


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         Section 4.  Certain Restrictions.

         (A) Whenever any quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, then, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series A Preferred Stock outstanding shall have been paid in full, the Company shall not:

                  (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up of the Company) to the Series A Preferred Stock, other than dividends paid or payable in such junior shares of stock;

                  (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up of the Company) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares of stock are then entitled;

                  (iii) redeem or purchase or otherwise acquire for consideration shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up of the Company) with the Series A Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up of the Company) to the Series A Preferred Stock; or

                  (iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares of stock upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

         (B) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (A) of this Section, purchase or otherwise acquire such shares of stock at such time and in such manner.



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         Section 5.  Reacquired  Shares.  Any shares of Series A Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall become authorized but unissued shares of stock and may be reissued as shares of Common Stock or as part of a new series of preferred or common stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

         Section 6. Liquidation, Dissolution or Winding Up. (A) Upon any voluntary liquidation, dissolution or winding up of the Company, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up of the Company) to the Series A Preferred Stock unless, prior thereto, the holders of Series A Preferred Stock shall have received $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of Series A Preferred Stock unless, prior thereto, the holders of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Preferred Stock and Common Stock, respectively, holders of Series A Preferred Stock and holders of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio, on a per share basis, of the Adjustment Number to 1 (one) with respect to such Series A Preferred Stock and Common Stock, on a per share basis, respectively.

         (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Preferred Stock, then such remaining assets shall be distributed ratably to the holders of the Series A Preferred Stock and such parity shares of stock in proportion to their respective liquidation preferences.

         (C) In the event the Company  shall at any time  following May 12, 1999
(i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.



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         Section 7. Consolidation,  Merger, etc. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case, the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed. In the event the Company shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         Section 8. Redemption. The shares of Series A Preferred Stock shall not be redeemable by the Company. The preceding sentence shall not limit the ability of the Company to purchase or otherwise deal in such shares of stock to the extent permitted by law.

         Section 9. Ranking. The Series A Preferred Stock shall rank junior to all other series of the Company's preferred stock (whether with or without par value) as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

         Section 10. Amendment. Neither the Company's Articles of Restatement nor any Articles Supplementary relating to the Series A Preferred Stock shall be amended in any manner which would materially and adversely alter or change the preferences, rights or other terms of the Series A Preferred Stock without the affirmative vote of the holders of a majority or more of the outstanding Series A Preferred Stock, voting separately as a class.

         Section 11. Fractional Shares. Shares of Series A Preferred Stock may be issued in fractions of a share that are integral multiples of one-one thousandth of a share of stock, which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends and participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

         SECOND: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

         THIRD: The undersigned Chairman of the Board acknowledges these Articles Supplementary to be the act of the Company and, as to all matters or facts required to be verified under oath, such officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.


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         IN  WITNESS  WHEREOF,  these  Articles  Supplementary  have  been  duly executed by the undersigned officer this 12th day of May, 1999.

                                    OMEGA HEALTHCARE INVESTORS, INC.



                                   By:   /s/ Essel W. Bailey, Jr.
                                       --------------------------
                                          Essel W. Bailey, Jr.
                                          President


Attest:


By:    /s/ David A. Stover
     ------------------------
       David A. Stover
       Vice President





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